UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2005

LIBERTY STAR GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50071

(Commission File Number)

90-0175540

(IRS Employer Identification No.)

2766 N. Country Club Road, Tucson, Arizona 85716

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 520-721-1375

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 9, 2005 we appointed Philip St. George as a director of our company. Mr. St. George has been our Vice President of Exploration since February 2004. Since that time, Mr. St. George has been managing the geotechnical work on the Big Chunk, Alaska project.

Mr. St. George has over 25 years experience in the mining exploration business, with over 16 years with major mining companies including Cominco, Phelps Dodge and Placer Dome. He was involved with Cominco’s efforts at Red Dog, from the first drill hole through mine development and production. He is credited with the discovery of the Pebble porphyry copper, while at Cominco (now owned by Northern Dynasty) and drilled delineated the first 500 million tons of resource there. Mr. St. George’s production responsibilities with Phelps Dodge at its Chino open pit porphyry copper mine in New Mexico were also a valuable experience. After his work with Phelps Dodge he

D/ljm/713400.1

was appointed Vice President of Exploration for NovaGold and Project Manager for them at Rock Creek and Donlin Creek. While project manager at Donlin Creek Mr. St. George drill delineated an additional 133.4 million tonnes of resource, and is thus credited with delimiting over 17 million ounces of gold. His experience in property development from grass-roots exploration through production will benefit the Company’s Board of Director guidance of Liberty Star’s efforts at Big Chunk.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR GOLD CORP.

/s/ James Briscoe

James Briscoe, President and Director

Date: May 12, 2005